UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2014

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On April 21, 2014, Bohai Pharmaceuticals Group, Inc. (the “Company”) and Euro Pacific Capital, Inc. (“Euro Pacific”), acting as representative of the holders of certain 8% convertible notes, as amended, (the “Notes”) issued by the Company on January 5, 2010, entered into a Fifth Amendment to the Notes (the “Fifth Amendment”) to extend the maturity date of the Notes to April 5, 2016.

The Fifth Amendment provides, among other things, that (i) the interest of the Notes will cease to accrue as of the date of the Fifth Amendment (the “Effective Date”), (ii) any accrued and unpaid interest as of the Effective Date in an aggregate amount of up to $1,000,000 (unless otherwise converted to the Company’s common stock pursuant to Section 5 of the Notes) shall be paid by cash as soon as practicable after the date of consummation of a financing by the Company conducted in the U.S. with net proceeds to the Company of at least $5 million, and (iii) in the event that the volume weighted average public trading price (as reported by Bloomberg Financial Markets) of the Company’s common stock exceeds $2.50 for 20 consecutive trading days (the “Trading Period”) with a daily average volume of 30,000 shares over such Trading Period, the Company will have the right, upon notice to the Investor Representative, to require mandatory conversion of the entire outstanding principal amount (including any accrued but unpaid interest) due thereunder into shares of common stock at a conversion price of $2.0 per share.

A copy of the Fifth Amendment was attached hereto as Exhibit 4.1.  The description of the Fifth Amendment is qualified in its entirety by reference to Exhibit 4.1.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit

Description

4.1

Fifth Amendment to the Convertible Notes, dated April 21, 2014, between the Company and Euro Pacific, as investor representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 22, 2014	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer

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